F&M BANCORP

                               PRESS RELEASE




FOR IMMEDIATE RELEASE                 Contact: David L. Spilman, Treasurer
                                                            (888) 694-4170
                                                              www.fmbn.com


       F&M BANCORP COMPLETES ACQUISITION OF MONOCACY BANCSHARES, INC.

Frederick, MD, December 1, 1998 - F&M Bancorp (NASDAQ:FMBN), parent company of Farmers & Mechanics National Bank headquartered in Frederick, MD, today announced that it completed its acquisition of Monocacy Bancshares, Inc. (NASDAQ:MNOC), headquartered in Taneytown, MD, and the merger of its principal subsidiary, Taneytown Bank & Trust Company, into Farmers & Mechanics National Bank. Completion of the transaction followed the favorable vote of shareholders of both companies on November 24 and satisfaction of all other conditions precedent to closing.

Faye E. Cannon, president and chief executive officer of F&M Bancorp and Farmers & Mechanics National Bank, said, "Today marks the advent of a new dimension in community banking for the customers of Taneytown Bank & Trust Company as we welcome them to Farmers & Mechanics National Bank. Taneytown's rich tradition of service to customers and its commitment to the community also have been the guiding principles of growth for Farmers & Mechanics National Bank for nearly two centuries. We look forward to serving the Taneytown markets with a growing array of traditional, nontraditional, and contemporary financial products and services as we expand our position of leadership in the central-Maryland community as a customer-focused, diversified financial services organization."

Ms. Cannon added, "We are also delighted to welcome Eric E. Glass and Donald R. Hull, previous Chairman and Vice-Chairman, respectively, of the Board of Directors of Monocacy Bancshares to the Boards of Directors of F&M Bancorp and Farmers & Mechanics National Bank. We look forward to their contributions and the benefits of their many years of experience in community banking."

Terms of the Agreement and Plan of Merger result in an exchange ratio of
1.251 based on the exchange of 2,267,790 newly issued shares of F&M Bancorp Common Stock for all 1,812,777 shares of Monocacy Bancshares Common Stock outstanding at the Effective Time of November 30, 1998.

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For purposes of determining the cash payment in lieu of fractional shares,
F&M Bancorp Common Stock was valued at $33.696 per share. Monocacy's shareholders will be advised by letter as to the procedure for exchanging their shares.

Closing costs and other merger-related expenses totaling approximately $3.9 million are expected to be recognized at year-end. The merger transaction will be accounted for as a "pooling of interests" whereby the financial condition and results of operations of F&M Bancorp and Monocacy Bancshares will be combined for all prior periods in financial statements published after November 30, 1998.

Based on the pro forma combined financial statements of F&M Bancorp and Monocacy Bancshares at September 30, 1998, total assets amounted to $1.410 billion, and total deposits amounted to $1.086 billion. With the addition of 11 branches and six ATMs of Taneytown Bank & Trust Company, Farmers & Mechanics National Bank will operate 35 full-service community offices and 38 ATMs across Frederick, Carroll, Montgomery, Baltimore and Howard Counties in Maryland, and Adams County, PA. Farmers & Mechanics also introduced the East Coast's first full service mobile unit, Express Bank, in 1995, and delivers electronic services throughout its market with personal and business PC banking access and with its 24-hour telephone banking service, ExpressLine. The bank's Hagerstown, MD-based subsidiary, Keller-Stonebraker Insurance, Inc., provides a full line of consumer and commercial business insurance products. F&M Bancorp's Hagerstown, MD-based subsidiary, Home Federal Savings Bank, offers full-service banking through eight community offices, 18 ATMs, and other electronic banking systems in Washington and Allegany Counties.


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This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger, including statements relating to estimated restructuring charges expected to be incurred in connection with the merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.